Exhibit 10.3

AMENDED AND RESTATED

NON-EXECUTIVE CHAIRMAN AGREEMENT

THIS AMENDED AND RESTATED NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made as of the 19th day of July, 2018, by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), and Michael J. Malter (the “Chairman”).

WHEREAS, the Chairman has served as the independent non-executive Chairman of the Board since October 18, 2016;

WHEREAS, the Company and the Chairman entered into a Non-Executive Chairman Agreement dated as of February 27, 2018 (the “Original Agreement”), extending his term of the Chairman through the date of the 2018 Annual Meeting of Shareholders;

WHEREAS, at the request of the Board of Trustees of the Company (the “Board”), the Chairman has agreed to continue to serve as Chairman through the date of the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Chairman and the Company agree as follows:

1. Non-Executive Chairman. During the Term of this Agreement (as defined below), the Chairman shall continue to serve as the independent non-executive Chairman of the Board and as a member of the Board and one or more committees of the Board as mutually agreed by the Chairman and the Board, with the responsibilities that the Company has requested him to perform, including those described in Section 3 of this Agreement. The Chairman shall at all times serve in a non-executive capacity and shall not be an employee or officer of the Company or serve in any other position with the Company or any of its affiliates.

2. Term. The term of the Agreement (the “Term”) shall commence as of the date hereof (the “Commencement Date”) and continue until the adjournment of the 2019 Annual Meeting. The Term may be extended beyond the 2019 Annual Meeting by mutual agreement of the Chairman and the Board.

3. Duties. During the Term, the Chairman shall continue to perform the duties and responsibilities assigned by the Board to him when it appointed him as non-executive Chairman of the Board in October 2016, which are outlined in Schedule A hereto and, in addition, to continue to provide advice and guidance to management in connection with the development of a plan for the Company to assess its financial performance and financial needs and the coordination of professionals to advise and assist the Company in such process, and to continue to assist management in developing strategies relating to the goal of maximizing realized value on the Company’s assets and reducing its liabilities.

4. Commitment. During and throughout the Term, Chairman shall devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Chairman and shall serve the Company faithfully and to the best of his ability.

5. Compensation and Benefits.

5.1 Compensation as Chairman. During the Term, the Chairman shall receive compensation at the rate of Five Hundred Thousand Dollars ($500,000.00) per year, payable semi-monthly on the first and fifteenth day of each month, which shall be inclusive of all fees payable to Chairman for his service as Chairman of the Board during the Term. In addition, the Chairman shall be eligible to receive additional equity compensation under the RAIT Financial Trust 2017 Incentive Award Plan (the “2017 Plan”) in such form and amount as may be determined by the Compensation Committee of the Board. The Chairman shall also be entitled to receive any unpaid compensation accrued under the Original Agreement through the Commencement Date of this Agreement. In the event that the Term is extended beyond the 2019 Annual Meeting by mutual agreement of the Chairman and the Board, the compensation of the Chairman during such extended Term shall continue at the same rate and on the same terms as during the initial Term hereunder or at such other rate and on such other terms as may be mutually agreed by the Chairman and the Board.

5.2 Board Compensation. So long as the Chairman continues to serve as a member of the Board, he shall be entitled to receive, in addition to the compensation payable to him as Chairman of the Board under this Agreement, the same cash, equity compensation and any other benefits provided to other non-management members of the Board and Board committees under the plans and policies of the Company for Board compensation and benefits in effect from time to time.

5.3 Equity Awards. So long as the Chairman continues to serve as a member of the Board, his outstanding Share Awards, and any additional Share Awards that may be subsequently be granted to him, shall continue to vest and shall otherwise operate in accordance with their existing terms.

5.4 Lodging and Meal Expense Reimbursement. The Company shall directly pay or reimburse the Chairman for the reasonable costs and expenses for his temporary lodging and meals while living in Philadelphia for the purpose of performing his duties and responsibilities as Chairman of the Board. The Chairman shall provide to the Company such written substantiation of such costs and expenses as may be reasonably requested by the Company.

5.5 Travel Reimbursement. The Company shall reimburse the Chairman for the reasonable costs and expenses of travelling between his home on Long Island, New York, and Philadelphia for the purpose of performing his duties and responsibilities as Chairman of the Board. The Chairman shall provide to the Company such written substantiation of such costs and expenses as may be reasonably requested by the Company.

5.6 Tax Gross-Up. To the extent that the Chairman incurs any federal or state income tax liability on account of the lodging, meal and travel expense reimbursement specified in Sections 5.4 and 5.5 hereof, the Company shall reimburse the Chairman for all such tax liability incurred and all federal and state income tax liability incurred as a result of the tax gross-up payments made pursuant to this Section 5.6.

5.7 Other Business Related Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Chairman for all other reasonable business related expenses that the Chairman may incur in performing his duties under this Agreement.

5.8 Administrative Support. During the Term, the Company shall provide the Chairman with an office at its corporate headquarters that is appropriate for the Chairman of the Board and a full-time administrative assistant capable of providing administrative support as required by the Chairman.

6. Independent Contractor. This Agreement is not intended to create an employment relationship between the Chairman and the Company; rather, it is the intention of the parties that the Chairman shall be an independent contractor of the Company. The Chairman shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he earns under this Agreement. The Chairman shall not be eligible to participate in any of the Company’s employee benefit plans.

7. Termination.

7.1 General. Nothing in this Agreement shall interfere with or limit the right of the Company to remove the Chairman as Chairman of the Board at any time in accordance with the Company’s governing documents and Maryland law, or to restrict the right of the Chairman to resign as Chairman of the Board at any time.

7.2 Termination Upon Death, Disability or Other Circumstances. In the event that the Chairman’s service as Chairman of the Board is terminated at any time prior to the expiration of the Term (including any extension thereof) as a result of his death, Disability, resignation for Good Reason, removal by the Company without Cause, or termination for any other reason other than his voluntary resignation or removal by the Company for Cause, then the Chairman shall be entitled to receive (i) all compensation earned but unpaid through the date of such termination and all compensation that he would have received pursuant to Section 5 of this Agreement for the remainder of the Term, which amounts shall be paid to him within thirty (30) days following the date of such termination, and (ii) reimbursement of any unreimbursed lodging, meals, travel and other business expenses incurred by the Chairman prior to the date of such termination.

7.3 Termination Upon Voluntary Resignation or For Cause. In the event that the Chairman’s service as Chairman of the Board is terminated at any time prior to the expiration of the Term (including any extension thereof) as a result of his voluntary resignation or removal by the Company for Cause, then the Chairman shall be entitled to receive (i) all compensation earned but unpaid through the date of such termination, which amount shall be paid within thirty (30) days following the date of such termination, and (ii) reimbursement of any unreimbursed lodging, meals, travel and other business expenses incurred by the Chairman prior to the date of such termination.

7.4 Definitions. As used in this Section 7,

(1) “Cause ” shall mean any of the following grounds for removal of the Chairman as Chairman of the Board: (a) the Chairman’s commission of, or indictment for, or formal admission to a felony, any crime of moral turpitude, dishonesty, or any crime involving the Company; (b) the Chairman’s engagement in fraud, misappropriation or embezzlement; or (c) the Chairman’s continual failure to substantially perform his duties and responsibilities under this Agreement (other than a failure resulting from the Chairman’s incapacity due to physical or mental illness), and such failure has continued for a period of at least thirty (30) days after a written notice of demand for performance, signed by a duly authorized officer of the Company, has been delivered to the Chairman specifying the manner in which the Chairman has failed to substantially perform.

(2) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the Chairman’s duties (despite reasonable accommodations) for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty non-consecutive days during any twelve (12) month period.

(3) “Good Reason” shall mean, without the Chairman’s consent: (a) the material reduction of the Chairman’s title, authority, duties and responsibilities, or the assignment to the Chairman of duties materially inconsistent with the Chairman’s position with the Company; (b) a reduction in the compensation of the Chairman; (c) a relocation of the Chairman’s office location from the Company’s headquarters at Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, PA 19103; or (d) the Company’s material and willful breach of this Agreement.

8. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines (a) that on the date the Chairman’s service as a member of the Board terminates or at such other time that the Company determines to be relevant, the Chairman is a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Company and (b) that any payments to be provided to the Chairman pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of the Chairman’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company after the Commencement Date, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes, at which time the entire amount of the delayed payments shall be paid to the Chairman in a single lump sum. The provisions of this Section 8 shall only apply to the minimum extent required to avoid the Chairman’s incurrence of any Section 409A Taxes.

9. Excise Tax.

9.1 Gross-up Payment. In the event that the Chairman shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation (whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Chairman at the time specified in Section 9.4 below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Chairman, after deduction of any Excise Tax on the Company Payments and the Gross-up Payment and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this Section 9.1, but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

9.2 Determination of Excise Tax Payments. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

9.3 Adjustment of Gross-Up Payments. For purposes of determining the amount of the Gross-up Payment, the Chairman shall be deemed to pay federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Chairman’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Chairman shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Chairman if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Chairman, and interest payable to the Company shall not exceed the interest received or credited to the Chairman by such tax authority for the period it held such portion. The Chairman and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Chairman’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or pursuant to Section 9.5 below) to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

9.4 Payment Date. The Gross-up Payment or portion thereof provided for in this Section 9 shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Chairman to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Chairman on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 9.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Chairman to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be immediately repaid by the Chairman to the Company.

9.5 Chairman’s Right to Independent Review of Accountants’ Determination. The Company shall cause the Accountants to provide their determinations made under this Section 9 in writing, together with detailed supporting documentation, to the Chairman as soon as practicable after the date that they have been reviewed and approved by the Company. The Chairman shall have the right to engage an independent accountant and/or tax counsel of his own choosing to review the determination of the Accountants at Chairman’s expense. In the event that such review raises any questions or concerns about the calculations or determinations made by the Accountants, the parties shall work in good faith to resolve such issues.

9.6 IRS Controversy. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Chairman shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Chairman, but the Chairman shall control any other issues. In the event the issues are interrelated, the Chairman and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Chairman shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Chairman shall permit the representative of the Company to accompany the Chairman, and the Chairman and the Chairman’s representative shall cooperate with the Company and its representative.

9.7 Accountant Charges. The Company shall be responsible for all charges of the Accountants.

9.8 Copies of Communications. The Company and the Chairman shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 9.

10. Liability Insurance; Indemnification.

10.1 D&O Insurance Coverage. During the Term and for a period of not less than six (6) years thereafter, the Company shall maintain in effect a directors and officers liability insurance policy that covers the Chairman with liability coverage that is not less than that currently maintained by the Company.

10.2 Indemnification. The Company shall indemnify the Chairman in his capacity as Chairman and a member of the Board and advance costs in connection therewith to the fullest extent permitted by the bylaws and other governing documents of the Company and applicable law against all claims, demands, actions, suits, proceedings, debts, losses, liabilities, judgments, costs, charges or expenses incurred or sustained by the Chairman in connection with any action, suit or proceeding to which the Chairman may be made a party by reason of his being or having been Chairman of the Board or a member of the Board, or because of any actions taken by the Chairman in good faith which were believed by the Chairman to be in the best interests of the Company. The obligations of the Company under the indemnification provisions of the bylaws of the Company as in effect on the date hereof shall be deemed incorporated herein, and no amendment, modification or repeal thereof shall affect, to the detriment of the Chairman and his heirs, executors, administrators and estate, such obligations in connection with any claim based on any act or failure to act occurring before such amendment, modification or repeal.

11. Miscellaneous.

11.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103-2707

To the Chairman:

Michael J. Malter

Most recent address given to the Company

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Each party shall promptly notify the other of any change in its notification address, and until such notice is received, each party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other party.

11.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.3 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of the Chairman, and (b) the successors and permitted assigns of the Company. This Agreement shall not be assignable by the Chairman or the Company without the prior written consent of the other party.

11.4 Legal Expenses. The Company shall pay or reimburse the Chairman for the reasonable legal fees and costs that he has incurred or hereafter may incur in connection with the preparation, negotiation and enforcement of this Agreement.

11.5 Arbitration of Disputes. In the event that the parties hereto have any dispute under this Agreement, the parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the parties agree that all disputes that may arise between them arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Philadelphia, Pennsylvania, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrators shall apply Pennsylvania law to the merits of dispute or claim, without reference to rules of conflicts of law. The Chairman and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania, for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The Company shall pay all costs and expenses of such arbitration (unless the Chairman requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and the Chairman shall each pay separately its counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

11.6 No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged by a written document signed by the parties hereto.

11.7 Survivorship. The respective rights and obligations of Company and the Chairman hereunder shall survive any termination of the Chairman’s service as a member of the Board to the extent necessary to the intended preservation of such rights and obligations.

11.8 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Commonwealth of Pennsylvania without reference to rules relating to conflicts of law.

11.9 Entire Agreement. This Agreement represents the entire agreement of the parties and shall amend and restate the Original Agreement in its entirety and supersede any and all other previous contracts, arrangements or understandings between the Company and the Chairman setting forth the terms and conditions of the Chairman’s service as Chairman of the Board.

[signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Chairman has hereunto set his hand, as of the day and year first above written, to be effective as of the day and year first above written.

RAIT FINANCIAL TRUST

/s/ Justin P. Klein
Justin P. Klein
Chair, Nominating and Governance Committee of the Board of Trustees

/s/ Michael J. Malter
Michael J. Malter
Chairman of the Board

Schedule A

Board level responsibilities:

•	Organize and lead the Board.

•	Promote a defined “RAIT culture” at the Board level.

•	Review agenda of Board meetings to ensure all appropriate topics are covered.

•	Promote a learning environment by identifying and providing appropriate training at Board level.

Board Committee level responsibilities:

•	Attends the meetings of the following standing Committees of the Board: the Compensation Committee (the “Compensation Committee”), the Nominating Committee and the Risk Management Committee (the “Risk Management Committee”). Attends meetings of the Audit Committee of the Board (the “Audit Committee”) when requested by the Audit Committee Chairman.

•	Works with Compensation Committee to determine executive officer compensation.

•	Participates with the Nominating Committee Chairman in evaluating performance of individual Trustees.

•	Reviews agendas of the standing Committees he attends to ensure appropriate topics are covered.

CEO level responsibilities:

•	Guides CEO in determining strategy of RAIT

•	Reviews strategic plan and seeks to cause the Board to reach a consensus

•	With Nominating Committee Chairman and CEO, decides on skillsets needed for the Board, matches skillsets of current Trustees to those needed, makes changes as necessary and identifies and recruits new Trustees.

•	Assist CEO in describing RAIT’s vision to major shareholders.

•	Brief CEO on issues arising from Board executive sessions.

•	Serve as mentor to CEO.

Corporate Level Responsibilities:

•	Work with Compensation Committee to review company-wide compensation.

•	Guide the Board in assessing performance versus strategy and circumstances.

•	Chair Annual Meetings of Shareholders and Board meetings.